Exhibit 99.1

November 11, 2019

Success of New Venues Showcased in Drive Shack Inc.’s Third Quarter 2019 Results

The Company announces successful opening of 3 new Drive Shack venues, results significantly outperform expectations
Achieves goal of selling 24 owned golf courses for total proceeds of ~$170 million

NEW YORK, November 11, 2019 (BUSINESS WIRE) -- Drive Shack Inc. (NYSE: DS), a leading owner and operator of golf entertainment and leisure venues, today announced financial results for its third quarter ended September 30, 2019.

The Company announced the successful openings of three Generation 2.0 Drive Shack venues: Raleigh, NC opened August 23rd; Richmond, VA opened September 20th; West Palm Beach, FL opened October 18th. As of November 8th, the three new venues generated combined revenue of $6.5 million, exceeding the Company’s plan by 21%. The new venues are expected to continue to ramp up faster than anticipated and achieve average EBITDA of $4 million to $6 million and development yields of 10 to 15% in 2020. Additionally, the Company announced the retirement of Ken May, who served as Chief Executive Officer. Hana Khouri, the Company’s current President, will be assuming the role of CEO and President.

“It has been a tremendous quarter, and we are thrilled to announce the success of our Generation 2.0 venues,” says Hana Khouri. “To open not one, but three new venues in a span of three months, and to see results of this caliber out of the gate, illustrates the strong trajectory of the company, as well as the talented and experienced leadership we have in place.”

“These results provide a real platform for valuation, stability, and growth of Drive Shack moving forward,” says Chairman of the Board of Directors, Wes Edens.  “Hana and her team have done a phenomenal job and set a precedent for the level of success we expect moving forward as we grow the company on a national scale.”

Additionally, the Company announced substantial progress in the development of its newest innovation, the “Urban Box.” The indoor format will provide a social, technology-enhanced mini golf experience designed for dense, urban locations. The focus on putting reduces venue dimension requirements compared to the core Drive Shack stores, and therefore provides more real estate opportunities, shorter development timelines and less capital risk. Three Urban Box stores are set to debut alongside Drive Shack’s New Orleans venue in 2020.

The Company also announced the completion of its goal to sell 24 of its 26 owned golf courses for total proceeds of approximately $170 million by year end 2019. The proceeds will be used to fund the development of the Company’s entertainment golf venues.

Financial Results

Three Months Ended September 30, 2019 compared to the Three Months Ended September 30, 2018 and Nine Months Ended September 30, 2019 compared to Nine Months Ended September 30, 2018 ($ in thousands, except for per share data):

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Total revenues	$74,682	$87,419	$200,249	$245,083
Loss applicable to common stockholders	$(13,414)	$(15,470)	$(43,763)	$(39,360)

Basic	$(0.20)	$(0.23)	$(0.65)	$(0.59)
Diluted	$(0.20)	$(0.23)	$(0.65)	$(0.59)

For the three months ended September 30, 2019, the Company reported a loss of $13 million, or ($0.20) per share, compared to a loss of $15 million, or ($0.23) share, in the corresponding period of the prior year.  For the nine months ended September 30, 2019, the Company reported a loss of $44 million, or ($0.65) per share, compared to a loss of $39 million, or ($0.59) per share, in the corresponding period of the prior year.

The Company paid dividends on October 31, 2019 to holders of record of preferred stock on October 1, 2019, for the period beginning August 1, 2019 and ending October 31, 2019, in an amount equal to $0.609375, $0.503125 and $0.523438 per share on the 9.750% Series B, 8.050% Series C and 8.375% Series D preferred stock, respectively.

The Board of Directors of the Company declared dividends on the Company’s preferred stock for the period beginning November 1, 2019 and ending January 31, 2020.  The dividends are payable on January 31, 2020, to holders of record of preferred stock on January 2, 2020, in an amount equal to $0.609375, $0.503125 and $0.523438 per share on the 9.750% Series B, 8.050% Series C and 8.375% Series D preferred stock, respectively.

Conference Call Tuesday, November 12, 2019
Management will hold a conference call to discuss these results Tuesday, November 12th at 9:15 a.m. Eastern Time.  The conference call can be accessed over the phone by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference conference ID “9757719.”

A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, http://ir.driveshack.com.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://ir.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.
A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:30 P.M. Eastern Time on Tuesday, November 26, 2019 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference ID “9757719.”

Additional Information
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, http://ir.driveshack.com. For consolidated information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, http://ir.driveshack.com.

About Drive Shack
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses.

Forward-Looking Statements: Certain items in this Press Release may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Drive Shack Inc.’s (NYSE: DS; “DS Inc.” or the “Company” and “we,” “us” and “our,” as applicable) (a) statements relating to returns on our investments, (b) anticipated future sales of selected owned golf properties, including without limitation statements relating to the timing and amount of anticipated proceeds, (c) our plans and expectations to optimize the operation of, and grow, our existing leased and managed golf properties, (d) redeployment of cash from our generated liquidity, (e) targeted multiples, yields and returns, (f) our ability to terminate or restructure leases and (g) the Company’s current business plan and expectations relating to our Drive Shack venues, including (i) the number of venues that we may be able to develop, (ii) timing and frequency for opening venues, (iii) financial performance of these venues and capital expenditure costs, (iv) the growth of the golf, golf entertainment, and eatertainment industry and business, and (v) our ability to enhance technology.  These statements are based on management’s current expectations and beliefs and are subject to a number of risks, trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. We cannot give any assurances that management’s current expectations will be attained. For a discussion of some of the risks and important factors that could cause actual results to differ materially from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”), which are available on the Company’s website (www.http://ir.driveshack.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible to predict or assess the impact of every factor that may cause actual results to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Press Release. Forward-looking statements speak only as of the date of this Press Release. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Information: This Press Release includes information based on financial measures that are not recognized under generally accepted accounting principles (“GAAP”), including EBITDA. You should use non-GAAP information in addition to, and not as an alternative to, financial information prepared in accordance with GAAP, which is included in the Company’s filings with the SEC. The Company has not reconciled its EBITDA expectations set forth in this press release to net income (loss), as items that impact such measures are out of the Company’s control and/or cannot be reasonably predicted. Accordingly, a reconciliation is not available without unreasonable effort. The company has not reconciled EBITDA to net income (loss) in this press release because doing so would require unreasonable effort.

Past Performance; No Offer; No Reliance: Past performance is not a reliable indicator of future results and should not be relied upon as the basis for making an investment decision. This Press Release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. Any such offer would only be made by means of formal offering documents, the terms of which would govern in all respects. You should not rely on this Press Release as the basis upon which to make any investment decision.

Cautionary Note regarding Estimated / Targeted Returns and Growth:  Targeted returns and growth represent management’s view and are estimated based on current and projected future operating performance of our current locations and other targeted locations, comparable companies in our industry and a variety of other assumptions, many of which are beyond our control, that could prove incorrect. As a result, actual results may vary materially with changes in our liquidity or ability to obtain financing, changes in market conditions and additional factors described in our reports filed with the SEC, which we encourage you to review. We undertake no obligation to update these estimates. See above for more information on forward-looking statements.

Consolidated Balance Sheets
(dollars in thousands, except share data)	(Unaudited)
	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$24,816	$79,235
Restricted cash	3,163	3,326
Accounts receivable, net	5,243	7,518
Real estate assets, held-for-sale, net	27,833	75,862
Real estate securities, available-for-sale	2,914	2,953
Other current assets	18,615	20,505
Total current assets	82,584	189,399
Restricted cash, noncurrent	931	258
Property and equipment, net of accumulated depreciation	185,737	132,605
Operating lease right-of-use assets	220,197	—
Intangibles, net of accumulated amortization	18,208	48,388
Other investments	23,648	22,613
Other assets	4,601	8,684
Total assets	$535,906	$401,947

Liabilities and Equity
Current liabilities
Obligations under finance leases	$6,222	$5,489
Membership deposit liabilities	10,766	8,861
Accounts payable and accrued expenses	38,032	45,284
Deferred revenue	7,627	18,793
Real estate liabilities, held-for-sale	21	2,947
Other current liabilities	28,697	22,285
Total current liabilities	91,365	103,659
Credit facilities and obligations under finance leases - noncurrent	14,397	10,489
Operating lease liabilities - noncurrent	191,442	—
Junior subordinated notes payable	51,194	51,200
Membership deposit liabilities, noncurrent	93,988	90,684
Deferred revenue, noncurrent	6,170	6,016
Other liabilities	3,694	5,232
Total liabilities	$452,250	$267,280

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of September 30, 2019 and December 31, 2018	61,583	61,583
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 67,050,556 and 67,027,104 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	670	670
Additional paid-in capital	3,178,655	3,175,843
Accumulated deficit	(3,158,901)	(3,105,307)
Accumulated other comprehensive income	1,649	1,878
Total equity	$83,656	$134,667

Total liabilities and equity	$535,906	$401,947

Consolidated Statements of Operations (unaudited)
(dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Golf operations	$60,797	$68,928	$162,889	$191,632
Sales of food and beverages	13,885	18,491	37,360	53,451
Total revenues	74,682	87,419	200,249	245,083
Operating costs
Operating expenses	63,454	70,330	169,897	194,751
Cost of sales - food and beverages	3,856	5,180	10,458	15,413
General and administrative expense	12,755	10,149	37,981	29,611
Depreciation and amortization	5,723	4,495	15,769	14,358
Pre-opening costs	4,350	245	7,229	2,048
Impairment and other losses	1,872	4,172	6,077	5,645
Realized and unrealized (gain) loss on investments	—	48	—	(283)
Total operating costs	92,010	94,619	247,411	261,543
Operating loss	(17,328)	(7,200)	(47,162)	(16,460)

Other income (expenses)
Interest and investment income	191	467	799	1,382
Interest expense, net	(2,061)	(4,290)	(6,008)	(12,940)
Other income (loss), net	7,341	(3,052)	12,955	(7,157)
Total other income (expenses)	5,471	(6,875)	7,746	(18,715)
Loss before income tax	(11,857)	(14,075)	(39,416)	(35,175)
Income tax expense	162	—	162	—
Net Loss	(12,019)	(14,075)	(39,578)	(35,175)
Preferred dividends	(1,395)	(1,395)	(4,185)	(4,185)
Loss Applicable to Common Stockholders	$(13,414)	$(15,470)	$(43,763)	$(39,360)

Loss Applicable to Common Stock, per share
Basic	$(0.20)	$(0.23)	$(0.65)	$(0.59)
Diluted	$(0.20)	$(0.23)	$(0.65)	$(0.59)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	67,040,692	66,992,322	67,032,519	66,982,233
Diluted	67,040,692	66,992,322	67,032,519	66,982,233

For Investor Relations Inquiries:

Austin Pruitt
Head of Investor Relations
646-585-5591
IR@driveshack.com